Exhibit 99.2

Voyager Acquisition Corp. Announces Closing of $253,000,000 Initial Public Offering

BROOKLYN, N.Y., August 12, 2024 – Voyager Acquisition Corp. (Nasdaq: VACHU) (the “Company”) today announced that it closed its initial public offering of 25,300,000 units at $10.00 per unit, including the issuance of 3,300,000 units as result of the underwriters’ exercise of its over-allotment option in full. The gross proceeds from the offering were $253 million before deducting underwriting discounts and estimated offering expenses. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “VACHU” on August 9, 2024.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “VACH” and “VACHW”, respectively.

The Company is a blank check company incorporated as an exempted company under the laws of the Cayman Islands, which will seek to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Cantor Fitzgerald & Co. acted as the sole book-running manager in the offering. Odeon Capital Group LLC acted as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,300,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus, copies of which may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 5th Floor, New York, New York, 10022; Email: prospectus@cantor.com, or from the SEC website at www.sec.gov.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on August 8, 2024.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC's website, www.sec.gov.

Contact:

Voyager Acquisition Corp.

Mr. Adeel Rouf

Chief Executive Officer, and Director

131 Concord Street

Brooklyn, NY 11201

Email: adeel@voyageracq.com